EXHIBIT 99.1

PRESS RELEASE
May 12, 2025

Arrowhead Pharmaceuticals Reports Fiscal 2025 Second Quarter Results
Conference Call and Webcast Today, May 12, 2025 at 4:30 p.m. ET

PASADENA, Calif., May 12, 2025 — Arrowhead Pharmaceuticals, Inc. (NASDAQ: ARWR) today announced financial results for its fiscal 2025 second quarter ended March 31, 2025. The Company is hosting a conference call today, May 12, 2025, at 4:30 p.m. ET to discuss the results.

“Arrowhead is in a strong and stable position as a business, and we have made meaningful progress towards our long-term goal of developing and ultimately commercializing new innovative medicines for millions of patients. We are on schedule to launch plozasiran this year, pending regulatory approval, with what we think is a best-in-class profile with meaningful differentiation from currently available therapies in FCS. We are also well on our way to fully enrolling Phase 3 studies designed to support regulatory submissions for the large SHTG patient population.,” said Christopher Anzalone, Ph.D., President and CEO at Arrowhead. “Following the closing last quarter of the agreement with Sarepta Therapeutics, Arrowhead is now funded into 2028 with no current needs for further cash infusions from an equity raise or other sources. During that period, we see the potential for multiple commercial launches of both wholly owned programs that we intend to launch independently, and programs being developed and commercialized by partners. In addition, we believe our TRiMTM technology platform is the broadest and best in the field, giving us many opportunities to receive additional capital inflows from business development in areas that are outside of our core commercial focus.”

Selected Recent Events
•Closed a licensing and collaboration agreement with Sarepta Therapeutics and received $825 million, consisting of $500 million cash and $325 million as an equity investment priced at $27.25, representing a 35% premium to the 30-day volume weighted average price. Arrowhead will also receive $250 million to be paid over five years. Arrowhead is also eligible to receive an additional $300 million in near-term payments, royalties on commercial sales, and approximately $10 billion in potential milestone payments.
•Announced that the U.S. Food and Drug Administration (FDA) has accepted the New Drug Application (NDA) for investigational plozasiran for the treatment of familial chylomicronemia syndrome (FCS), a severe and rare genetic disease.
◦The clinical basis of the NDA submission is comprised of the positive findings from the Phase 3 PALISADE study with supportive confirmatory evidence from the Phase 2 clinical studies of the SUMMIT program.
◦PALISADE successfully met its primary endpoint and all multiplicity-controlled key secondary endpoints, including statistically significant reductions in triglycerides, apolipoprotein C-III, and the incidence of acute pancreatitis.
◦The FDA provided a Prescription Drug User Fee Act (PDUFA) action date of November 18, 2025, and indicated it is not currently planning to hold an advisory committee meeting.
•Launched new patient-centric resources for those affected by FCS

◦New Patient Resource Hub: Arrowhead expands its We’ll Get There Soon campaign with the launch of a dedicated patient website, providing education, tools, and support for those living with FCS and extremely high triglycerides.
◦Amplifying Patient Voices: The Spotlight on FCS white paper shares real patient experiences, highlighting the challenges of managing this ultra-rare disease and the need for greater awareness.
◦Commitment to the FCS Community: On Rare Disease Day and beyond, Arrowhead remains dedicated to elevating patient voices and fostering community engagement. #ForFCS.
•Presented preclinical data supporting the advancement of two first-in-class clinical stage, RNAi-based investigational therapeutics being developed for the treatment of obesity and metabolic diseases.
◦ARO-INHBE and ARO-ALK7 both target a known pathway that signals the body to store fat in adipose tissue with a novel mechanism of action that may better preserve lean muscle mass compared to currently approved obesity therapies.
◦Data highlight Arrowhead’s leadership in the use of RNA interference to potentially treat obesity.
•Announced topline results from Part 2 of a Phase 1/2 Study of ARO-C3 in patients with IgA nephropathy
◦ARO-C3 achieved deep and sustained reductions in alternative pathway complement activity and proteinuria
◦Mean sustained reductions in C3 of greater than 87%, AH50 of greater than 76%, and Wieslab AP of greater than 89% through week 24
◦Mean reduction in spot urine protein-to-creatinine ratio (UPCR) of 41% by week 24
•Announced that, effective May 13, 2025, Arrowhead’s Chief Financial Officer, Ken Myszkowski, will retire after 16 years of service to the company and will be succeeded by Daniel Apel, who has been appointed as the company’s new Chief Financial Officer.

Selected Fiscal 2025 Second Quarter Financial Results

ARROWHEAD PHARMACEUTICALS, INC.
CONSOLIDATED CONDENSED FINANCIAL INFORMATION
(in thousands, except per share amounts)

	Three Months Ended March 31,
OPERATING SUMMARY	2025	2024
	(Unaudited)
Revenue	$542,709	$—
Operating Expenses:
Research and development	133,102	101,122
General and administrative expenses	28,405	25,069
Total operating expenses	161,507	126,191
Operating income (loss)	381,202	(126,191)
Total other expense	(11,586)	(805)
Income (loss) before income tax expense and noncontrolling interest	369,616	(126,996)
Income tax expense (benefit)	1,753	—
Net income (loss) including noncontrolling interest	367,863	(126,996)
Net income (loss) attributable to noncontrolling interest, net of tax	(2,582)	(1,696)
Net income (loss) attributable to Arrowhead Pharmaceuticals, Inc.	$370,445	$(125,300)

Net income (loss) per share attributable to Arrowhead Pharmaceuticals, Inc. - Diluted	$2.75	$(1.02)
Weighted-average shares used in calculating - Diluted	134,484	123,285

FINANCIAL POSITION SUMMARY	March 31, 2025	September 30, 2024
	(unaudited)

Cash, cash equivalents and restricted cash	$185,709	$102,685
Investments	911,700	578,276
Total cash resources (cash and investments)	1,097,409	680,961
Other assets	476,089	458,841
Total Assets	$1,573,498	$1,139,802

Liability related to the sale of future royalties	$352,276	$341,361
Credit Facility	273,927	393,183
Deferred revenue	43,268	—
Other liabilities	219,802	214,195
Total Liabilities	$889,273	$948,739

Total Arrowhead Pharmaceuticals, Inc. Stockholders' Equity	683,321	185,444
Noncontrolling Interest	904	5,619
Total Noncontrolling Interest and Stockholders' Equity	$684,225	$191,063
Total Liabilities, Noncontrolling Interest and Stockholders' Equity	$1,573,498	$1,139,802

Shares Outstanding	138,062	124,376

Webcast and Conference Call and Details
Investors may access a live audio webcast on the Events and Presentations page under the Investors section of the Arrowhead website. A replay of the webcast will be available approximately two hours after the conclusion of the call.

For analysts that wish to participate in the conference call, please register at https://register-conf.media-server.com/register/BI06c63c27dc8a4e368d2a8316c4143218. Once registered, you will receive the dial-in number and a personalized PIN code that will be required to access the call.

About Arrowhead Pharmaceuticals
Arrowhead Pharmaceuticals develops medicines that treat intractable diseases by silencing the genes that cause them. Using a broad portfolio of RNA chemistries and efficient modes of delivery, Arrowhead therapies trigger the RNA interference mechanism to induce rapid, deep, and durable knockdown of target genes. RNA interference, or RNAi, is a mechanism present in living cells that inhibits the expression of a specific gene, thereby affecting the production of a specific protein. Arrowhead’s RNAi-based therapeutics leverage this natural pathway of gene silencing.
For more information, please visit www.arrowheadpharma.com, or follow us on X (formerly Twitter) at @ArrowheadPharma, LinkedIn, Facebook, and Instagram. To be added to the Company's email list and receive news directly, please visit http://ir.arrowheadpharma.com/email-alerts.
Safe Harbor Statement under the Private Securities Litigation Reform Act:
This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this release except for historical information may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “hope,” “intend,” “plan,” “project,” “could,” “estimate,” “continue,” “target,” “forecast” or “continue” or the negative of these words or other variations thereof or comparable terminology are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, trends in our business, expectations for our product pipeline or product candidates, including anticipated regulatory submissions and clinical program results, prospects or benefits of our collaborations with other companies, or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements include, but are not limited to, statements about the initiation, timing, progress and results of our preclinical studies and clinical trials, and our research and development programs; our expectations regarding the potential benefits of the partnership, licensing and/or collaboration arrangements and other strategic arrangements and transactions we have entered into or may enter into in the future; our beliefs and expectations regarding milestone, royalty or other payments that could be due to or from third parties under existing agreements; and our estimates regarding future revenues, research and development expenses, capital requirements and payments to third parties. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of numerous factors and uncertainties, including the impact of the ongoing COVID-19 pandemic on our business, the safety and efficacy of our product candidates, decisions of regulatory authorities and the timing thereof, the duration and impact of regulatory delays in our clinical programs, our ability to finance our operations, the likelihood and timing of the receipt of future milestone and licensing fees, the future success of our scientific studies, our ability to successfully develop and commercialize drug candidates, the timing for starting and completing clinical trials, rapid technological change in our markets, the enforcement of our intellectual property rights, and the other risks and uncertainties described in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other documents filed with the Securities and Exchange Commission from time to time. We assume no obligation to update or revise forward-looking statements to reflect new events or circumstances.

Contacts:
Arrowhead Pharmaceuticals, Inc.
Vince Anzalone, CFA
626-304-3400
ir@arrowheadpharma.com
Investors:
LifeSci Advisors, LLC
Brian Ritchie
212-915-2578

britchie@lifesciadvisors.com
Media:
LifeSci Communications, LLC
Kendy Guarinoni, Ph.D.
724-910-9389
kguarinoni@lifescicomms.com

Source: Arrowhead Pharmaceuticals, Inc.
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